Exhibit 10.35

May 1, 2003

Donald Stewart

Chief Financial Officer,

Vice President, Finance and Administration

RITA Medical Systems Inc.

967 North Shoreline Blvd

Mountain View, CA 94043

Offer Letter Amendment

Dear Don:

In connection with the recent resignation of the President and Chief Executive Officer of RITA Medical Systems, Inc. (the “Company”) and your agreement to substantially increase your responsibilities at the Company following such resignation, the Compensation Committee of the Board of Directors of the Company has agreed to provide you with certain compensation and equity adjustments and additional benefits. Accordingly, your offer letter from the Company dated April 2, 2001 (the “Offer Letter”) is amended as described below. Section 7 of the Offer Letter shall be amended and superceded in its entirety by Section 3 set forth below. All other provisions of the Offer Letter that are not modified by this Amendment, including but not limited to, the provision regarding at-will employment, remain in full force and effect.

1.    Base Salary.  Your monthly salary shall be increased to $16,666.67 (subject to applicable withholding taxes) which is equivalent to $200,000.00 on an annualized basis.

2.    Stock Options.    You will be granted an option (the “Option”) to purchase 25,000 shares of Company Common Stock (the “Shares”) with an exercise price equal to the fair market value of the Common Stock on the date of grant. This Option will vest and become exercisable, subject to your continued employment with the Company, as to 1/48th of the Shares each month following the date of grant. The Option will be granted pursuant to the Company’s 2000 Stock Plan and the Company’s standard form of Stock Option Agreement.

3.    Severance Benefits.    If, during the period beginning on the date set forth above and ending on the one year anniversary of the date of hire of a full time Chief Executive Officer of the Company (the “Initial Period”), the Company or its successor in

May 1, 2003

interest terminates your employment without Cause, then you will be entitled to receive continuation of your then-current monthly base salary for twelve (12) months following your termination date. This salary continuation shall be contingent upon confirmation to the Company’s satisfaction that you are actively seeking Full-Time Employment, which for purposes of this Amendment shall be defined as at least thirty-five (35) hours per week of compensated labor, including consulting and other work. In the event that you commence Full-Time Employment, your salary continuation will cease. In addition, following the termination of your employment, the Company will pay your COBRA insurance premiums (provided that you elect such coverage) until the earlier of (A) twelve (12) months following your termination date or (B) the date on which you become eligible for insurance benefits from another employer.

Following the Initial Period, in the event that the Company or its successor in interest terminates your employment without Cause, then you will be entitled to receive continuation of your then-current monthly base salary for six (6) months following your termination date. This salary continuation shall be contingent upon confirmation to the Company’s satisfaction that you are actively seeking Full-Time Employment. In the event that you commence Full-Time Employment, your salary continuation will cease. In addition, following the termination of your employment, the Company will pay your COBRA insurance premiums (provided that you elect such coverage) until the earlier of (A) six (6) months following your termination date or (B) the date on which you become eligible for insurance benefits from another employer.

Upon termination of your employment with the Company, you will be entitled to receive benefits only as set forth herein or as otherwise provided by applicable law. Your entitlement to these severance benefits will be conditioned upon your execution and delivery to the Company of (i) a general mutual release of all claims (provided that the Company shall not be required to release any claims arising from a material breach by you of the Confidentiality Agreement (as defined below)) and (ii) a resignation from all of your positions with the Company.

May 1, 2003

For purposes of this Amendment, “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

Please sign below to acknowledge and accept the terms of this Amendment and to agree that the terms of this Amendment taken together with the Offer Letter, the Confidential Information and Invention Assignment Agreement dated April 2, 2001 and the Change of Control Agreement dated April 2, 2001, constitute your entire agreement with respect to your employment with the Company.

Sincerely, RITA Medical Systems, Inc.

/s/ VINCENT BUCCI

Vincent Bucci, Chairman of the Board

ACCEPTED AND AGREED:

/s/ DONALD STEWART

Donald Stewart